Exhibit 99.2

American Sporting Goods
Corporation and Subsidiaries

Consolidated Financial Statements
For the Years Ended December 31, 2010 and 2009

The report accompanying these financial statements was issued by
BDO USA, LLP, a Delaware limited liability partnership and the U.S.
member of BDO International Limited, a UK company limited by guarantee.

American Sporting Goods Corporation and Subsidiaries

Consolidated Financial Statements
As of and for the Years Ended December 31, 2010 and 2009

American Sporting Goods Corporation and Subsidiaries

Contents

Independent Auditors’ Report

Board of Directors
American Sporting Goods Corporation and Subsidiaries
Aliso Viejo, California

We have audited the consolidated balance sheets of American Sporting Goods Corporation and Subsidiaries (“Company”) as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the consolidated financial statements of the foreign holding company, ASG Asia Investments Company Limited, which statements reflect total assets of $28,291,000 and $24,571,000 as of December 31, 2010 and 2009, respectively, and total net revenues of $58,059,000 and $50,243,000 for the years then ended. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for such foreign holding company, is based solely on the reports of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Sporting Goods Corporation and Subsidiaries at December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

On February 17, 2011, the stockholders of the Company sold 100% of the stock in American Sporting Goods Corporation and Subsidiaries to Brown Shoe Company, Inc. See Note 16 of the accompanying consolidated financial statements for further information.

/s/ BDO USA, LLP

April 1, 2011

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

Consolidated Financial Statements

American Sporting Goods Corporation and Subsidiaries

Consolidated Balance Sheets

December 31,	2010	2009

Assets

Current assets

Cash and cash equivalents	$5,889,000	$5,316,000

Accounts receivable, net of allowances for doubtful accounts of $951,000 and $835,000 for 2010 and 2009, respectively	31,714,000	33,317,000

Inventories, net	50,371,000	39,650,000

Other receivables	2,992,000	733,000

Income tax receivable	1,380,000	2,596,000

Prepaid expenses and other current assets	1,087,000	4,099,000

Deferred income taxes, current portion	2,535,000	1,282,000

Total current assets	95,968,000	86,993,000

Other assets	44,000	584,000

Intangible assets, net	5,350,000	5,350,000

Property, plant and equipment, net	10,205,000	9,639,000

Deferred income taxes, net of current portion	3,334,000	3,849,000

Total assets	$114,901,000	$106,415,000

American Sporting Goods Corporation and Subsidiaries

Consolidated Balance Sheets

December 31,	2010	2009

Liabilities and Stockholders’ Equity

Current liabilities

Credit facility	$11,539,000	$26,018,000
Accounts payable	20,034,000	15,389,000
Accrued expenses	11,075,000	8,343,000
Term loan payable – other, current portion	-	25,000
Obligations under capital leases, current portion	38,000	52,000
Income taxes payable	251,000	-

Total current liabilities	42,937,000	49,827,000

Obligations under capital leases, net of current portion	-	29,000
Other liabilities	-	185,000

Total liabilities	42,937,000	50,041,000

Commitments, contingencies and subsequent events

Stockholders’ Equity
Common stock, $0.0001 par value. Authorized 200,000 shares; 100,000 shares issued and outstanding	-	-
Preferred stock, $0.0001 par value. Authorized 30,000 shares; 21,000 shares issued and outstanding. Liquidation value of $10,000 per share	-	-
Additional paid-in capital	5,000,000	5,000,000
Accumulated other comprehensive income	2,255,000	1,615,000
Retained earnings	64,566,000	49,361,000

Total stockholders’ equity attributable to American Sporting Goods Corporation and Subsidiaries	71,821,000	55,976,000

Noncontrolling interest in consolidated subsidiaries	143,000	398,000

Total stockholders’ equity	71,964,000	56,374,000

Total liabilities and stockholders’ equity	$114,901,000	$106,415,000

See independent auditors’ report and accompanying notes to consolidated financial statements.

American Sporting Goods Corporation and Subsidiaries

Consolidated Statements of Income

For the Years Ended December 31,	2010	2009

Revenues, net	$231,742,000	$176,197,000

Cost of sales	144,172,000	113,236,000

Gross profit	87,570,000	62,961,000

Selling, general and administrative expenses	61,965,000	58,380,000

Other expenses, net	571,000	2,572,000

Interest expense	743,000	1,177,000

Interest and miscellaneous income	(474,000)	(13,000)

Income before income taxes	24,765,000	845,000

Income tax provision	9,815,000	491,000

Net income	14,950,000	354,000

Noncontrolling interest in loss (income) of consolidated subsidiaries	255,000	(71,000)

Net income attributable to American Sporting Goods Corporation and Subsidiaries	$15,205,000	$283,000

See independent auditors’ report and accompanying notes to consolidated financial statements.

American Sporting Goods Corporation and Subsidiaries

Consolidated Statements of Stockholders’ Equity and Comprehensive Income

						Accumulated
	Common Stock		Preferred Stock		Additional	Other		Noncontrolling	Total	Total
					Paid-in	Comprehensive	Retained	Interest in	Stockholders’	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Income	Earnings	Cons. Subs.	Equity	Income

Balance, January 1, 2009	100,000	$-	21,000	$-	$5,000,000	$1,601,000	$49,078,000	$327,000	$56,006,000

Net income	-	-	-	-	-	-	283,000	71,000	354,000	$354,000
Foreign currency translation adjustment	-	-	-	-	-	14,000	-	-	14,000	14,000
Comprehensive income	-	-	-	-	-	-	-	-	-	368,000
Comprehensive income attributable to the noncontrolling interest	-	-	-	-	-	-	-	-	-	(71,000)
Comprehensive income attributable to American Sporting Goods Corporation and Subsidiaries	-	-	-	-	-	-	-	-	-	$297,000

Balance, December 31, 2009	100,000	-	21,000	-	5,000,000	1,615,000	49,361,000	398,000	56,374,000

Net income	-	-		-	-	-	15,205,000	(255,000)	14,950,000	$14,950,000
Foreign currency translation adjustment	-	-	-	-	-	640,000	-	-	640,000	640,000
Comprehensive income	-	-		-	-	-	-	-	-	15,590,000
Comprehensive loss attributable to the noncontrolling interest	-	-	-	-	-	-	-	-	-	255,000
Comprehensive income attributable to American Sporting Goods Corporation and Subsidiaries	-	-	-	-	-	-	-	-	-	$15,845,000

Balance, December 31, 2010	100,000	$-	21,000	$-	$5,000,000	$2,255,000	$64,566,000	$143,000	$71,964,000

See independent auditors’ report and accompanying notes to consolidated financial statements.

American Sporting Goods Corporation and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31,	2010	2009

Cash flows from operating activities:
Net income	$14,950,000	$354,000
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Depreciation and amortization	4,008,000	4,282,000
Provision for doubtful accounts	226,000	274,000
Inventory reserves	(147,000)	803,000
Gain on disposal of property plant and equipment	-	(300,000)
Deferred income taxes	(738,000)	2,714,000

Change in operating assets and liabilities:
Accounts receivable	1,377,000	2,018,000
Inventories	(10,574,000)	5,460,000
Other receivables	(2,259,000)	(333,000)
Income tax receivable	1,216,000	(1,413,000)
Prepaid expenses and other current assets	3,012,000	1,293,000
Other assets	540,000	1,947,000
Accounts payable	4,645,000	(7,612,000)
Accrued expenses	2,732,000	(928,000)
Other liabilities	66,000	(748,000)

Net cash and cash equivalents provided by operating activities	19,054,000	7,811,000

Cash flows from investing activities:
Purchases of property, plant and equipment	(4,574,000)	(2,243,000)
Proceeds from sale of property, plant and equipment	-	1,378,000

Net cash and cash equivalents used in investing activities	(4,574,000)	(865,000)

Cash flows from financing activities:
Credit facility activity, net	(14,479,000)	(2,982,000)
Payments of term loan payable – other	(25,000)	(36,000)
Payments of obligations under capital leases	(43,000)	(59,000)

Net cash and cash equivalents used in financing activities	(14,547,000)	(3,077,000)

Effects of changes in exchange rates on cash and cash equivalents	640,000	14,000

Net increase in cash	573,000	3,883,000

Cash and cash equivalents, beginning of year	5,316,000	1,433,000

Cash and cash equivalents, end of year	$5,889,000	$5,316,000

American Sporting Goods Corporation and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

For the Years Ended December 31,	2010	2009

Supplemental disclosures of cash flow information:
Cash and cash equivalents paid during year for:
Income taxes paid (received), net	$8,693,000	$(645,000)
Interest	$743,000	$984,000

Supplemental disclosure of non-cash investing activities:
Capital lease	$-	$70,000
Landlord sponsored leasehold improvements	$-	$185,000

See independent auditors’ report and accompanying notes to consolidated financial statements.

American Sporting Goods Corporation and Subsidiaries

Notes to Consolidated Financial Statements

1.	Description of Business

Nature of Business

American Sporting Goods Corporation and Subsidiaries (“ASG” or the “Company”) is a Delaware corporation which was incorporated on December 29, 1983. Current operations include both the manufacture and sale of sporting goods to retailers.

Basis of Consolidation

The consolidated financial statements include the accounts of ASG and its wholly-owned subsidiaries, the Basketball Marketing Company, Inc. (“AND 1”), GAIC, LLC, a joint venture formed in 2007 with an unrelated party, in which the Company owned a 75% interest and which was dissolved in 2010, and ASG Asia Investments Company Limited (“ASG Asia”). GAIC, LLC was 100% consolidated in the accompanying consolidated financial statements as the entity was controlled by ASG.

ASG Asia was formed in 2006 and incorporated in Hong Kong. At that time, the Company transferred its interest in Suzhou Turntec Footwear Co., Ltd. (“Suzhou”) to ASG Asia. Suzhou was incorporated in the People’s Republic of China in January 1994 as a wholly foreign owned enterprise. Suzhou's operating period expired January 2010. Suzhou previously owned 100% of Shanghai American Sports Trading Co., Ltd. (“SAST”), a company incorporated in the People’s Republic of China. SAST’s operating period expires in 2012. In August 2008, Suzhou sold their interest in SAST; a 70% interest was sold to ASG Asia and a 30% interest was sold to a related party, Wonderful Idea Investments, Ltd., which is owned by an employee of the Company. See Note 16.

During 2006, ASG Asia formed Yingtan ASG Footwear Co. Ltd. (“Yingtan ASG”), a company incorporated in the People’s Republic of China. Yingtan's operating period expires in 2021. During 2007, ASG Asia formed Shangrao City ASG Footwear Co. Ltd. (“Shangrao”), a company incorporated in the People’s Republic of China. Shangrao's operating period expires in 2022. All significant intercompany accounts and transactions have been eliminated.

In 2009, Suzhou closed the factory located in Suzhou and moved to Yingtan province. Suzhou received a new tax ID in Yingtan province in 2010 and changed its name to Yingtan Turntec Footwear Co., Ltd. (“Yingtan Turntec”). In connection with the Suzhou factory closure, Suzhou recognized a severance cost. See further discussion at Note 15.  As of December 31, 2010, Yingtan Turntec was in the process of liquidation.

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods. On an ongoing basis, the Company evaluates its estimates, including those related to provisions for doubtful accounts, inventory reserves, intangible assets, long-lived assets, and income taxes. The Company bases its estimates on historical experience and on various other assumptions believed to be reasonable under the circumstances. Actual results could differ materially from those estimates.

American Sporting Goods Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Cash and Cash Equivalents

Cash equivalents are defined as liquid, short-term investments with original maturities of three months or less when purchased.

Fair Value of Financial Instruments

The Company’s consolidated financial instruments included cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, current and long-term debt. The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities are considered to be representative of their respective fair values because of the short-term nature of those instruments. The carrying amount of the line of credit and other debt securities approximates fair value since the interest rate approximates the market rate for debt securities with similar terms and risk characteristics.

Accounts Receivable and Allowances for Doubtful Accounts

Accounts receivables are stated at cost less an allowance for doubtful accounts. Management provides for probable uncollectible amounts through a charge to earnings and a credit to an allowance for doubtful accounts based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the allowance for doubtful accounts and a credit to trade accounts receivable. Changes in the allowance for doubtful accounts have not been material to the consolidated financial statements.

Inventory

Inventory is stated at the lower of cost (first-in, first-out and average cost methods) or market value.

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvements. Major improvements are capitalized while routine repairs and maintenance are charged to expense when incurred. Depreciation and amortization are calculated using the straight-line method based on the following estimated useful lives:

Furniture and fixtures	5 years
Machinery and equipment	3 to 10 years
Leasehold improvements	Shorter of the lease term or useful life
Production molds	1 to 2 years
Vehicles	3 to 5 years
Computer system and hardware	3 to 5 years

American Sporting Goods Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Impairment of Long-Lived Assets

The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. An impairment loss is recognized when the carrying amount of the long-lived asset is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Any required impairment loss is measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value and is recorded as a reduction in the carrying value of the related asset and a charge to operating results. Based upon its assessment as of December 31, 2010 and 2009, the Company has determined there was no impairment.

Intangible Assets

The Company evaluates the carrying value of intangible assets for impairment in accordance with ASC 350, “Intangibles – Goodwill and Other.” Indefinite-lived intangible assets are not amortized, but rather reviewed for impairment at least annually.

Intangible assets consist of the following and are included in intangible assets, net on the accompanying consolidated balance sheets:

December 31,	2010	2009

License	$3,000,000	$3,000,000
Trademarks	3,439,000	3,439,000
Patents	16,000	16,000

Total	6,455,000	6,455,000

Less accumulated amortization	(1,105,000)	(1,105,000)

	$5,350,000	$5,350,000

ASG acquired the license for the Avia brand name on November 4, 2004 from a stockholder of the Company for $3 million. The intangible assets above are indefinite lived intangibles. As such, there is no amortization expense relating to the intangible assets for the years ended December 31, 2010 and 2009.  The Company has determined that there is no impairment as of December 31, 2010 and 2009.

Comprehensive Income (Loss)

In accordance with ASC 220, “Comprehensive Income,” the Company reports accumulated other comprehensive income (loss) in its consolidated balance sheets. Comprehensive income (loss) includes net income (loss) and other comprehensive income (loss), which includes current period foreign currency translation adjustments.

Foreign Currency Matters

The Company accounts for foreign operations in accordance with ASC 830, “Foreign Currency Matters.” The foreign subsidiaries use their local currency as the functional currency.

American Sporting Goods Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Assets and liabilities are translated using the exchange rate at the balance sheet date. Income and expense accounts are translated at average exchange rates prevailing during the period. Cumulative unrealized translation gains and losses are reflected as a separate component of accumulated other comprehensive income.

Revenue Recognition

The Company recognizes revenue from product sales when it is realized or realizable and earned, which is generally at the time of shipment and passage of title. Revenue is considered to be realized or realizable and earned when there is persuasive evidence of a sales arrangement in the form of a contract or a purchase order, the product has been shipped, the sales price is fixed or determinable and collectability is reasonably assured. Revenues, as well as accounts receivable, are recorded net of estimated adjustments related to certain sales allowances, discounts and rebates. If and when customer terms differ from the Company’s standard practice, management estimates and recognizes the differences at the balance sheet date. Allowances for advertising are recorded as selling expenses.

Product Development

Product development costs are expensed as incurred. Such costs are included in selling, general and administrative expenses on the consolidated statements of income and amounted to $2,413,000 and $1,903,000 for 2010 and 2009, respectively.

Shipping and Handling Expenses

Shipping and handling expenses are included in selling, general and administrative expenses and amounted to $2,991,000 and $2,148,000 for 2010 and 2009, respectively.

Advertising Expenses

The Company and its subsidiaries expense the production costs of advertising the first time the advertising takes place. Advertising and promotion costs aggregated approximately $19,309,000 and $16,642,000 in 2010 and 2009, respectively. Of these amounts, $1,034,000 and $2,867,000 represent costs associated with barter transactions in 2010 and 2009, respectively. As of December 31, 2010, the Company determined that unused barter credits did not have continuing value on a go forward basis. Of the $1,034,000 recognized in 2010, approximately $945,000 represented a write-off of remaining unused barter credits. As of December 31, 2009, the Company had $1,034,000 related to prepaid barter transactions, $568,000 is included in other current assets and the remainder of $466,000 is included in other assets on the accompanying consolidated balance sheets.

Interest Expense

Interest expense during the years ended December 31, 2010 and 2009, was approximately $743,000 and $1,177,000, respectively.

American Sporting Goods Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Income Taxes

The Company accounts for income taxes under the provisions of ASC 740, “Income Taxes.” This statement requires the recognition of deferred tax assets and liabilities for the future consequences of events that have been recognized in the Company’s consolidated financial statements or tax returns. Measurement of the deferred items is based on enacted tax laws. In the event the future consequence of differences between the financial reporting bases and the tax bases of the Company’s assets and liabilities result in a deferred tax asset, ASC 740 requires an evaluation of the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Reclassifications

Certain amounts in the 2009 consolidated financial statements have been reclassified to conform with the current year presentation.

3.	Inventories, Net

Inventories comprise the following:

December 31,	2010	2009

Raw material	$2,535,000	$3,662,000
Work in process	3,093,000	891,000
Finished goods	44,743,000	35,097,000

	$50,371,000	$39,650,000

At December 31, 2010 and 2009, the Company has reserved $1,877,000 and $2,024,000, respectively, for excess and slow moving inventory.

4.	Property, Plant and Equipment, Net

Property, plant and equipment comprises the following:

December 31,	2010	2009

Furniture and fixtures	$196,000	$242,000
Machinery and equipment	11,703,000	11,747,000
Leasehold improvements	1,738,000	1,256,000
Production molds	3,835,000	3,506,000
Vehicles	420,000	467,000
Computer system and hardware	3,500,000	3,005,000

Total	21,392,000	20,223,000

Less accumulated depreciation and amortization	(12,038,000))	(10,677,000)

	9,354,000	9,546,000
Construction-in-progress	851,000	93,000

	$10,205,000	$9,639,000

American Sporting Goods Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Depreciation and amortization expense for the years ended December 31, 2010 and 2009 is $4,008,000 and $4,282,000, respectively.

Property, plant, and equipment include gross assets acquired under capital leases of $352,000 at December 31, 2010 and 2009, respectively and related amortization included in accumulated depreciation was $324,000 and $226,000, respectively. Capital leases are included as a component of machinery and equipment as well as computer systems and hardware. Amortization of assets under capital leases is included in depreciation and amortization expense.

5.	Credit Facility

On November 14, 2008, the Company entered into a two-year credit agreement, as amended, with a financing company under which eligible accounts receivable are sold with recourse for a total commitment of $45,000,000, expiring November 14, 2011, with one-year automatic renewals unless terminated by either party with 60 days notice. This arrangement is accounted for as a secured financing. Borrowings under the agreement are limited to a borrowing base equal to the sum of up to 85% of eligible accounts receivable (as defined) of ASG and AND 1 and the lesser of $15 million or 50% of eligible inventory (as defined) of ASG and AND 1 and 85% of the net orderly liquidation value (as determined by an independent third-party appraisal acceptable to the bank) of the Company, subject to certain additional limitations. Interest was payable monthly at 3.5% above the bank’s LIBOR rate through May 2010 and as amended, is payable monthly at 2.5% above the bank’s LIBOR rate, thereafter, subject to certain limitations. Amounts available for borrowing under the agreement at December 31, 2010 and 2009 were $25,241,000 and $10,711,000, respectively.  The balance due under this agreement as of December 31, 2010 and 2009, was $11,539,000 and $26,018,000, respectively. Included in the credit facility balance is ASG and AND 1’s outstanding checks.

The credit facility is secured by an interest in substantially all of the assets of the Company, as defined. Among other things, the Company is required to maintain a minimum tangible net worth (as defined). The agreement provides the finance company with certain rights available to a secured lender. As of December 31, 2010, the Company was in compliance with this covenant. See Note 16 regarding payoff of credit facility subsequent to December 31, 2010.

6.	Term Loan Payable - Other

The Company entered into a $166,000 term loan agreement with a software provider. Monthly payments of $3,000, including interest at 6.5% a year, were due through September 2010.  The balance due under this agreement as of December 31, 2010 and 2009, was $0 and $25,000, respectively.

7.	Capital Stock

The preferred stock is 10% cumulative redeemable voting preferred stock, Series A (“Series A preferred stock”). The Series A preferred stock is redeemable on or after March 31, 2008, at the Company’s option, at its liquidation value, plus any accumulated and unpaid dividends. The liquidation value is $10,000 per share. Dividends are payable when declared. Each share of Series A preferred stock is entitled to a number of votes equal to the product of 20 multiplied by the number of votes represented by one share of common stock.

American Sporting Goods Corporation and Subsidiaries

Notes to Consolidated Financial Statements

8.	Obligations Under Capital Leases

The Company leases equipment under capital leases that expire on various dates through 2012. Interest is payable monthly at interest rates between 5.3% and 6.5%. Future minimum lease payments under the capital leases and the present value of the net minimum lease payments, are as follows:

Years ending December 31,

2011	$38,000
2012	4,000

Total minimum lease payments	42,000
Less: Amounts representing interest	4,000

Present value of net minimum lease payments	38,000
Less: Current portion of capital leases	(38,000)

Obligations under capital leases, net of current portion	$-

9.	Leases

The Company and its subsidiaries rent office and warehouse space and equipment under long-term leases and various month-to-month rentals. The long-term lease for space contains provisions for increased rentals based on increases in real estate taxes and operating expenses.

Minimum annual rentals under long-term leases comprise the following:

Years ending December 31,

2011	$2,799,000
2012	1,062,000
2013	248,000
2014	231,000
2015	230,000
2016 and thereafter	172,000

Total minimum lease payments	$4,742,000

Included in accrued expenses on the consolidated balance sheets as of December 31, 2009 was $112,000 for the present value of obligations under certain operating leases for AND 1 space that were no longer being used. There is no balance remaining under this lease as of December 31, 2010. In October 2006, the Company entered into a sublease agreement for this unused space. Rental income of $52,000 and $156,000 was earned in 2010 and 2009, respectively, under this sublease.  The sublease expired in April 2010.

American Sporting Goods Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Net rent expense comprises:

For the years ended December 31,	2010	2009

Space	$3,051,000	$4,607,000
Equipment	339,000	345,000

	3,390,000	4,952,000
Less sublease income	(52,000)	(156,000)

Total	$3,338,000	$4,796,000

10.	Income Taxes

Income tax provision comprises the following:

For the years ended December 31,	2010	2009

Current
Federal	$7,842,000	$(2,599,000)
State	2,244,000	190,000
Foreign	467,000	186,000

	10,553,000	(2,223,000)

Deferred
Federal	(564,000)	2,834,000
State	(154,000)	(120,000)
Foreign	(20,000)	-

	(738,000)	2,714,000

Total income tax provision	$9,815,000	$491,000

Income taxes at the statutory rate differ from the provision for income taxes primarily as a result of certain expenses not deductible for tax purposes, and reduced tax rates on the Company’s equity in the operations of its foreign affiliates. Additionally, the Company experienced tax holidays for certain foreign subsidiaries.

Deferred income taxes reflect the net effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

American Sporting Goods Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Significant components of deferred income tax assets and liabilities are as follows:

December 31,	2010	2009

Deferred tax assets:

Operating loss carry forwards	$2,700,000	$3,261,000
Tax credit carry forwards	2,266,000	2,510,000
Inventory	1,159,000	863,000
Allowance for bad debts	379,000	304,000
Trade credits	1,452,000	1,076,000
Other	1,015,000	430,000

Total deferred tax assets	8,971,000	8,444,000

Deferred tax liabilities:

Property and equipment	(798,000)	(731,000)
Prepaids and other	(108,000)	(235,000)

Total deferred tax liabilities	(906,000)	(966,000)

Subtotal	8,065,000	7,478,000

Valuation allowance	(2,196,000)	(2,347,000)

Net deferred tax assets	$5,869,000	$5,131,000

As of December 31, 2010 and 2009, the Company has federal net operating loss carryforwards of $0 and $1,278,000, respectively, and various state operating loss carryforwards aggregating $38,416,000 and $38,278,000, respectively, expiring in years through 2028, available to offset future taxable income. Some of the acquired net operating loss carryforward from the AND 1 acquisition are limited in its use. At December 31, 2010 and 2009, deferred income tax assets include $2,258,000 and $2,668,000, respectively, for the tax effect of these federal and state net operating loss carryforwards. The valuation allowance is primarily related to state net operating loss carryforwards.

As of December 31, 2010 and 2009, the Company has foreign net operating loss carryforwards of $1,769,000 and $2,371,000, respectively, expiring in years through 2014, available to offset future foreign taxable income, subject to local tax bureau approval. At December 31, 2010 and 2009, deferred income tax assets include $442,000 and $593,000, respectively, for the tax effect of these foreign net operating loss carryforwards with a full valuation allowance.

11.	Unrecognized Tax Benefits

The Company accounts for unrecognized tax benefits under the amended ASC 740, Income Taxes. There are no uncertain tax positions recorded under this amendment nor any accruals related to interest or penalties.  The Company is under examination for tax years 2007 and 2008 by the Internal Revenue Service.  The Company believes that the results of the examination will not have a material impact on the consolidated financial statements.  The Company reports interest and penalties, if any, related to uncertain tax positions in income tax expense.  The Company is subject to examination in various jurisdictions for tax years open to statute which include 2007 and forward for federal, and 2006 and forward for state.

American Sporting Goods Corporation and Subsidiaries

Notes to Consolidated Financial Statements

12.	401(k) Plan

The Company’s 401(k) Plan (the “Plan”) provides for benefits to eligible employees upon their retirement, death, disability, or separation from the Company. AND 1 employees are covered by the Company’s Plan. The Plan permits participants to contribute a portion of their annual compensation, as defined, to the extent allowed by law. The Plan requires the employer to contribute an amount equal to 100% of the first 3% and 50% of the next 2% of the employee's compensation. The Company contributed approximately $369,000 and $369,000 to the Plan in 2010 and 2009, respectively.

13.	Related Party Transactions

The Company was acquired by Brown Shoe Company, Inc. (“Brown Shoe”) on February 17, 2011.  See Note 16.  During 2010 and 2009, gross sales to Brown Shoe aggregated approximately $13,494,000 and $11,426,000, respectively. At December 31, 2010 and 2009, net amounts due from Brown Shoe aggregated $1,107,000 and $2,748,000, respectively.

14.	Business Concentrations

The Company and certain subsidiaries sell athletic footwear manufactured by contractors in China to retailers located throughout the United States and in Canada, Europe, South America, Asia and New Zealand. Total assets on the consolidated balance sheets included approximately $28,291,000 and $24,571,000 for ASG Asia located in China, including Hong Kong, at December 31, 2010 and 2009, respectively, (including cash of $5,887,000 and $5,310,000, respectively). Although management believes that contractors would be available in other countries, a change in suppliers could cause a delay in manufacturing and a possible increase in the cost of merchandise. Approximately 16% and 14% of sales in 2010 and 2009, respectively, were shipped to customers in California. Approximately 11% and 12% of sales in 2010 and 2009, respectively, were to customers located outside of the United States.

Sales to one customer aggregated approximately 16% and 21% of net sales in 2010 and 2009, respectively. Amounts due from one customer aggregated approximately 16% and 27% of accounts receivable at December 31, 2010 and 2009, respectively. The Company performs ongoing credit evaluations of its customers to minimize credit risk and generally does not require collateral. Foreign sales are primarily made under letters of credit and standby letters of credit received from customers.

The Company and its domestic subsidiaries maintain their cash principally at one commercial bank. At times, balances may exceed federally insured limits.  The Company has never experienced any losses related to these balances. All of our non-interest bearing cash balances were fully insured at December 31, 2010 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning 2013, insurance coverage will revert to $250,000 per depositor at each financial institution, and the non-interest bearing cash balances may again exceed federally insured limits. As of December 31, 2010, there are no deposits in interest-bearing amounts in excess of federally insured limits.

American Sporting Goods Corporation and Subsidiaries

Notes to Consolidated Financial Statements

15.	Commitments and Contingencies

Contractual Obligations

AND 1 is obligated under promotional and advertising contracts through 2011. Future minimum payments to be made under these agreements aggregate $476,000 in 2011.

ASG is obligated under promotional and advertising contracts through 2012. Future minimum payments to be made under these agreements aggregate to $1,495,000 in 2011 and $860,000 in 2012. Certain agreements also contain minimum royalty requirements. Future minimum royalty payments are $200,000 and $200,000 in 2012 and 2013, respectively.

Claims and Litigation

In the normal course of business, the Company and its subsidiaries are parties to various claims and/or litigation. Management believes that the settlement of all such claims and/or litigation, considered in the aggregate, will not have a material adverse effect on the Company's consolidated financial position.

During October 2010, a plaintiff commenced an adversary proceeding seeking to recover approximately $404,000 against the Company pursuant to 11 U.S.C. §§ 547(b) and 550. On November 12, 2010, the Company filed its answer to the complaint in which it generally denied allegations in the complaint and raised statutory defenses, particularly defenses codified at 11 U.S.C. § 547(c), the “new value” defense and the “ordinary course of business” defense. Discovery is still ongoing and no trial date has been set.  The Company believes that the defenses raised in the answer are meritorious.  Although the parties have engaged in some settlement discussions, the case remains in its early stages and at this time the Company is unable to assess the Company’s likelihood of success, or at what amount, if any, the case may ultimately be settled.

During 2010, the Company was involved in litigation whereby the plaintiff asserted that the Company had used expired patent numbers on its products.  Settlement discussions are in process and the Company has accrued an amount it believes is sufficient to cover the exposure as of December 31, 2010.

In September 2010, the Company received a cease and desist letter from a competitor claiming that one of their products, the Avimotion, infringed a patent owned by the competitor.  The Company strongly believes they have not infringed upon such competitor’s patent and has formally responded to the cease and desist letter. The Company has not heard from the competitor since October 2010 and no further legal action has been taken on this matter since that time.

During 2010, the Company was involved in litigation whereby the plaintiff claims he authored a song that was used by the Company’s subsidiary, AND 1, in one of its DVDs without his consent. The case is in the early stages and no amount is estimable as of December 31, 2010 and through the date of these consolidated financial statements as to the probable outcome.

American Sporting Goods Corporation and Subsidiaries

Notes to Consolidated Financial Statements

During 2010, the Company was involved in litigation whereby the plaintiff claimed relative to their purchase of the Company’s footwear that there breaches of express and implied warranties.  The case is in the early stages and no amount is estimable as of December 31, 2010 and through the date of these consolidated financial statements as to the probable outcome.

During 2008, the Company received a civil complaint venued in Tel Aviv, Israel, alleging that AND 1 had breached its exclusive distribution agreement.  The matter remains unresolved and the parties are considering pursuing through formal mediation.

During 2010, certain legal matters were settled with parties.  All amounts agreed to in such settlements have been properly accrued for or were paid as of December 31, 2010.

Proged Sale Commitment

In connection with the Company’s sale of former subsidiary, Proged, in 2007, the Company is required to maintain a bank warranty in the amount of 500,000 Euros until July 1, 2011, for any contingencies which may arise related to customs, penalties and surcharges which could be imposed on Proged, provided they are related to transactions made by ASG while they were the owners. To meet this requirement, the Company had a standby letter of credit with a bank for 500,000 Euros which expires on July 1, 2011. In February 2011, a settlement was agreed upon for a payment of $137,000. Subsequent to the payment, the standby letter of credit was canceled.

Severance Payment

In 2009, Suzhou paid approximately $2,497,000 in severance expense to employees who chose to leave Suzhou due to Suzhou moving to the Yingtan province (see Note 1). These expenses were recorded in other expenses, net in the accompanying consolidated statements of income.

The Company entered into a severance agreement with an executive in 2009 that provided for severance pay and certain other benefits with payments through June 2010.

16.	Subsequent Events

On February 17, 2011, the Company was acquired by Brown Shoe Company, Inc. (“Brown Shoe”).  Simultaneously, the sellers entered into an earn-out agreement upon the satisfaction of certain profitability goals subsequent to year end; the Company’s President entered into a one year consulting agreement and a five year non-compete agreement; and a Company director entered into a two year non-compete agreement.  In addition, certain employees of the Company received a transaction bonus related to the acquisition.

In February 2011, ASG Asia acquired Wonderful Idea, the minority shareholder of SAST, and indirectly owns the remaining 30% interest.

During February 2011, the Company repaid its credit facility in full and terminated its credit facility agreement.

During January/February 2011, the Company’s foreign subsidiary, Yingtan ASG, acquired equipment aggregating approximately $715,000.

American Sporting Goods Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Management has evaluated events that have occurred subsequent to December 31, 2010 through April 1, 2011, the date on which the consolidated financial statements were available to be issued and has determined that there were no material events requiring recognition or disclosure, except as discussed above.

Independent Auditors’ Report

The Board of Directors
ASG Asia Investments Company Limited

We have audited the accompanying consolidated balance sheets of ASG Asia Investments Company Limited (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the accompanying consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2010 and 2009, and the consolidated results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles in the United States of America.

/s/ Shanghai Zhonghua
Certified Public Accountants

Shanghai, P.R. China

March 30, 2011